Exhibit 99.1

Press release 11.13.2017

Change in board leadership

Manolo Sánchez retires as Non-Executive Chairman of BBVA Compass board of directors; longtime director Terry Strange steps into role

•	Sánchez retiring: Retirement from board effective Nov. 15

•	Sánchez leaves strong legacy: Sánchez’s leadership led to series of key successes that set strong foundation for bank

•	New Non-Executive Chairman of the Board: Longtime board member Terry Strange to become Non-Executive Chairman of the BBVA Compass board of directors

BBVA Compass today announced that Manolo Sánchez is retiring as non-executive chairman of the board of directors of BBVA Compass and its holding company, BBVA Compass Bancshares, Inc. Terry Strange, longtime member of the board and the current chairman of the Audit and Compliance Committee, will step into the role of non-executive chairman effective Nov. 15.

“It has been my honor and pleasure to be a part of the BBVA Compass team since the BBVA Group first set its sights on the U.S.,” said Sánchez. “The team that has been built over the years is primed to do great things in the industry.”

During Sánchez’s tenure at BBVA Compass, the bank realized a series of successes which set a strong foundation for the bank. Wins included integrating several banks, strengthening BBVA Compass’s financial standing, and improving its core technology system – all while successfully leading the bank through one of the worst financial crises in U.S. history.

“Manolo set the course for BBVA Compass as it moves into its next phase of profitable, organic growth,” said BBVA Compass President and CEO Onur Genç. “We are grateful for his work, the dedication he has shown, and the impact he has made in the communities in which the bank serves. We wish him all the best in his future endeavors.”

Stepping into the role of non-executive chairman is Terry Strange. Strange has had a distinguished career for 34 years, all at KPMG, retiring in 2002 as global managing partner of the audit business and a member of KPMG’s International Executive Committee. In this role, he was a lead architect of the redesign of the KPMG audit methodology, and directed the development of the global strategy for the worldwide audit business.

Strange is also a member of the boards of Group1 Automotive, Inc., New Jersey Resources Corporation and Newfield Exploration, Inc.

11.13.2017

Strange has been a director at BBVA Compass since 2008. In addition to being chairman of the Audit and Compliance Committee, he has been a member of the Risk Committee, roles that were invaluable to forming a strong risk and control framework for the bank as it came out of the financial crisis.

Contact Details:

Christina Anderson

External Communications

Tel. 205 903 3706

christina.anderson@bbva.com

To learn more about BBVA Compass, visit: www.bbvacompass.com

For more news visit: www.bbva.com and newsroom.bbvacompass.com

11.13.2017

About BBVA Group

BBVA is a customer-centric global financial services group founded in 1857. The Group has a strong leadership position in the Spanish market, is the largest financial institution in Mexico, and has leading franchises in South America and the Sunbelt Region of the United States; it is also the leading shareholder in Garanti, Turkey’s biggest bank for market capitalization. Its diversified business is focused on high-growth markets and it relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies the best practices. More information about BBVA Group can be found at bbva.com.

About BBVA Compass

BBVA Compass is a Sunbelt-based financial institution that operates 649 branches, including 336 in Texas, 89 in Alabama, 63 in Arizona, 61 in California, 45 in Florida, 37 in Colorado and 18 in New Mexico. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (5th). BBVA Compass has been recognized as one of the leading small business lenders by the Small Business Administration (SBA) and ranked 5th nationally in the total number of SBA loans originated in fiscal year 2016. Additional information about BBVA Compass can be found at www.bbvacompass.com. For more BBVA Compass news, follow @BBVACompassNews on Twitter or visit newsroom.bbvacompass.com.